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                                                                    EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT



THIS AGREEMENT dated as of October __, 1996, by and between STREICHER MOBILE FUELING, INC., a Florida corporation ("Streicher" or "Company"), and STANLEY H. STREICHER ("Executive").

                                  WITNESSETH:

WHEREAS, the Company believes that the attraction and retention of key employees such as the Executive is essential to the Company's growth and success; and

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President, and Executive desires to accept such employment, all on the terms and conditions as hereinafter provided; and

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Term. The Company hereby employs Executive and Executive hereby accepts employment by the Company for a period of five (5) years beginning on the effective date of the Company's initial public offering of its common stock, (the "Effective Date") subject to the terms and conditions hereafter contained. This Agreement will be renewed automatically thereafter for successive periods of two (2) years, unless not less than one hundred twenty (120) days prior to the end of the initial five (5) year period, or one hundred twenty (120) days prior to the end of any two (2) year renewal period, as the case may be, one of the parties sends written notice to the other party of its intent to terminate this Agreement at the end of such period.

         2. Duties. Executive shall hold the offices of and shall function as Chief Executive Officer and President of the Company. In such capacities, Executive will supervise the business and all operations of the Company and its subsidiaries and shall perform such other duties ordinarily within the scope of the office or offices occupied by Executive. Executive shall report to the Board of Directors ("Board of Directors"), and shall perform such other reasonable duties as the Board of Directors may assign to him from time to time, provided, however, the Executive shall, during the term hereof, continuously have and retain such duties, responsibilities and authorities at least as significant in scope and substance as the duties, responsibilities and authorities required of the Executive's position with the Company as of the Effective Date. The Executive agrees to devote substantially all of his time during normal business hours, best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities and authorities which may be reasonably assigned to him and which are consistent with this Section 2 of this Agreement. Notwithstanding the preceding, the Executive may, without being in violation of his obligations hereunder, serve on corporate, civic or charitable boards or committees and manage personal investments, and continue to provide services to Streicher Enterprises, Inc. in the same manner as he has prior to the date hereof, provided the Executive shall use his best efforts to pursue such activities
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in such a manner so that such activities shall not prevent the Executive from fulfilling his obligations to the Company hereunder.

         3. Base Salary. As compensation for the services rendered by Executive hereunder and all services as an officer of the Company, the Company agrees to pay or cause to be paid to Executive an annual "Base Salary" during the term of this agreement in the amount of $275,000, subject to increase as hereinafter set forth, payable in accordance with the normal payroll practices of the Company.

                 On each January 1 during the term of this Agreement, commencing January 1, 1998, the base salary shall be increased to reflect the change in the cost of living, based upon the change, from the proceeding January 1, in the Consumer Price Index for All Urban Consumers, as published by the U.S. Bureau of Labor Statistics (reference base 1982-1984 = 100). On each January 1, and at any time that there is a change in the financial condition or character of the business of the Company during the term of this Agreement, the Board of Directors shall review the base salary amount to determine whether or not to grant additional increases in the base salary amount.

                 Any increase in the Base Salary or other compensation granted by the Board of Directors shall in no way limit or reduce any other obligations of the Company under this Agreement and, once established at an increased specified rate, the Base Salary shall not thereafter be reduced without the Executive's written consent.

         4. Termination of Guarantees. It is understood that Executive has individually guaranteed Company debt and lease obligations, and has incurred other costs for which he has not been compensated. In consideration of the above services, the Company agrees to make every effort to remove and cause to be terminated all guarantees provided by Executive in respect of certain bank loans before the scheduled loan pay-off dates of the guaranteed loans or other obligations. If the Company is unable to remove and cause to be terminated any such loan guarantees on or prior to the earlier of the effective date of the Company's initial public offering or July 31, 1997, the Company agrees to compensate Executive in addition to all other compensation provided hereunder in an amount equal to two percent (2%) of the outstanding balance of the guaranteed loans and other obligations, which amount shall be paid to Executive in quarterly installments.

                 Upon termination of this Agreement, all guarantees made by Executive must be immediately removed and terminated and certified as such by the lending institution or other person in whose favor the guarantee was made. In the event this Agreement terminates and the Company has been unable to remove and terminate said loan guarantees prior to said termination of employment, then the Company shall continue to pay Executive compensation at the rate and upon the same terms as he was paid under this Agreement until said loan guarantees have been removed and terminated. The Company further agrees to indemnify Executive and hold Executive harmless from and against any and all claims, losses, damages, liens, costs and expenses, including reasonable attorneys' fees and costs, arising out of any default by the Company on loans or other obligations guaranteed by Executive plan;





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                 This Section 4 shall survive termination of this Agreement.

         5. Incentive Stock Options. On the effective date of the Company's initial public offering, the Company shall grant to Executive incentive stock options to acquire 1,000,000 shares of Common Stock of the Company (the "Options"). The Options shall vest annually during the first five
(5) years following the closing of the aforementioned public offering (the "Closing"), provided, however, that the Company achieves either the earnings per share ("EPS") level or the stock price level for the corresponding fiscal year-end, as described in Exhibit A attached hereto.

                 The vesting criteria set forth in Exhibit A are cumulative. Thus, for any year in which the Company attains (i) the cumulative EPS requirement, (ii) the threshold stock price or (iii) the net income (cumulative) for prior years, all Options not previously vested shall become exercised in addition to the Options vested for the applicable year. All Options previously vested shall become exercised on the ninth (9th) anniversary date of the initial grant. All Options shall become immediately exercisable if the Executive is terminated without justifiable cause (as herein defined), as a result of his death or disability, or upon a Change of Control (as defined herein) or termination by the Executive for Good Reason (as defined herein).

         6. Performance Bonus. As additional compensation, Executive shall participate in a management incentive bonus pool ("Bonus Pool") to be established by the Company. The Company shall cause ten percent (10%) of its annual pre-tax profit to be paid into the Bonus Pool. Persons occupying the offices of President and such other officers as are recommended by the Executive and approved by the Board of Directors of the Company shall be eligible to participate in the Bonus Pool. The Board of Directors, in its sole discretion, shall determine the allocation of Bonus Pool funds among the eligible participants; provided, however, that the entire balance of the Bonus Pool shall be allocated each year.

         7. Performance Requirements. Executive agrees to devote his best efforts and the majority of his business time and attention to the performance of his duties hereunder for the benefit of the Company and its subsidiaries.

         8. Fringe Benefits. Executive shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed, in accordance with the Company's practices covering executive personnel. The Company shall use reasonable efforts to seek waivers of waiting periods, if any, applicable to particular benefits. Such benefits shall include:

                 A. Coverage under any major medical and dental insurance programs and plans, and under any short-term, long-term or permanent disability programs and plans, which are or may become generally available to management employees of the Company;

                 B. Retirement benefits at such time and on such amounts as are paid to executives by the Company at such time as the Company institutes a retirement plan;





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                 C.       Reimbursement of all properly documented travel and
business related expenses normally paid by the Company for the benefit of its executives including all allowable business expenses of an automobile approved by the Board. All expense reports must be approved by the Chief Financial Officer of the Company prior to reimbursement;

                 D. Four (4) weeks of paid vacation per calendar year at any time or times selected by Executive taking into account the convenience of the Company. Unused vacation time will be cumulative from year to year;

                 E.       Twelve (12) days of sick leave annually; and

                 F. A holiday on the following days with full pay: New Year's Day, President's Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as the Company may declare.

         9.      Termination.

                 A. Executive's employment by the Company shall terminate on the death of Executive or may be terminated by the Company at any time upon:

                 (i)      the disability of Executive (as defined below);

                 (ii) the termination of the Agreement by the Company for "justifiable cause" (as defined below) or with Notice (as described below);

                 (iii) a decision by the Board of Directors of the Company, in the exercise of their reasonable business judgment, to cease conducting operations;

                 B. The term "justifiable cause" shall mean only the following:

                 (i) Executive's conviction of a felony involving moral turpitude, fraud, or dishonesty, or any crime in connection with his employment by the Company which causes the Company a substantial detriment, but specifically shall not include traffic offenses;

                 (ii) continual gross neglect of duties ordinarily within the scope of the office or offices occupied by Executive or refusal to carry out the lawful policies of the Company as adopted by the Board of Directors that are ordinarily carried out by employees in the offices occupied by Executive, provided that in either event Executive has received written notice of the Board of Directors of such neglect or refusal and Executive fails to cure such breach within thirty (30) days of receipt of notice;

                 (iii)   breach of Section 11 hereof;

                 (iv)     breach of Section 12 hereof;





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                 (v)      Executive takes unlawful advantage of a corporate
         opportunity, unless: (a) he first offers the corporate opportunity to the Company and makes disclosure concerning the conflict of interest and the corporate opportunity, and the corporate opportunity is rejected in advance; or (b) Executive's taking of the corporate opportunity is ratified by a majority of disinterested members of the Board of Directors; provided also that such taking of corporate advantage shall not constitute "just cause" if (i) Executive's failure to offer the corporate opportunity to the Company resulted from a good faith belief that the business activity did not constitute a corporate opportunity, and (ii) not later than fifteen (15) days after receiving written notice from the Board of Directors challenging the taking of the corporate opportunity, the corporate opportunity is to the extent possible offered to the Company.

                 If there is a dispute as to whether or not "justifiable cause" shall exist, the parties agree to settle the dispute by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the judgment of the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company agrees to pay all legal fees and costs, including Executive's reasonable attorneys' fees and costs (including paralegal fees) associated with any legal proceedings concerning the interpretation of this Agreement. Executive shall continue to be paid by the Company as provided herein during the pendency of any arbitration proceeding(s).

                 C. Executive may terminate his employment hereunder upon giving at least ninety (90) days' prior written notice. If Executive terminates this Agreement, he shall be entitled to receive his Base Salary, a prorated amount of the bonus and fringe benefits, including vacation through to the date of such termination. No additional remuneration shall be payable by the Company to Executive and the Company shall have no other obligations or liabilities to Executive, except to the extent required by law. If Executive gives notice of termination as permitted pursuant to this Section 9C, the Company shall have the right to relieve Executive, in whole or in part, of his duties under this Agreement (without further reduction of his Base Salary, prorated bonus or fringe benefits through the termination date).

                 D. The Company may terminate this Agreement at any time upon ninety (90) days written notice to the Executive, which termination shall also mean "without cause".

                 E. The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive except to the extent set forth in Section 10(E) hereof.

                 F. For purposes of this Agreement, the term "Good Reason" shall mean, without the Executive's express written consent the occurrence of any of the following circumstances (which changes shall constitute a "Change"):

                           (1)      The assignment to the Executive of
any duties inconsistent in any material respect (unless in the nature of a promotion) with the Executive's position in the Company immediately prior to such Change and titles, or a significant adverse alteration or diminution in the nature or status of the Executive's authority, duties or responsibilities from those in effect immediately





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prior to such Change, other than an isolated, insubstantial and inadvertent action that is fully corrected within five (5) days after receipt of written notice from the Executive;

                          (2)     Any failure by the Company to comply with any
of the provisions of Sections 3, 4 or 8 of this Agreement, other than an isolated, insubstantial and inadvertent action that is fully corrected within five (5) days after notice from the Executive; or

                          (3)     Any failure by the Company to comply with any
material provision of this Agreement that has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company.

                          (4)     Any Change of Control of the Company:

                                  (a)      For purposes of this Agreement, a
"Change of Control" shall be deemed to have taken place if (i) any "person" (as such term is defined in Section 13(d) (3) of the Securities Exchange Act of
1934) becomes a beneficial owner, directly or indirectly, of the Company's securities representing 25% or more of the combined voting power of the then outstanding securities of the Company; (ii) individuals who, as of the date hereof constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) any merger in which the company is not the surviving corporation or which results in more than 50% of the shares of the Company being owned by persons other than the shareholders of the Company prior to such merger; or (iv) any sale or other transfer of all or substantially all of the assets of the Company. Notwithstanding the foregoing, the Board, in good faith, may make a finding that a Change of Control of the Company has taken place without the occurrence of any or all of the events enumerated above.

                                  (b)      If any of the events described in
Section 5(a) hereof constituting a Change of Control of the Company shall have occurred or the Board has determined that a Change of Control of the Company has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e) and (f) of this Section upon the subsequent termination of his employment at any time during the term of this Agreement (regardless of whether such termination results from his resignation or his dismissal), unless such termination is (a) because of his death, or, (b) by the Company for justifiable cause or Disability. Upon a Change of Control, Executive shall have the right to resign from the Company at any time during the term of this Agreement.

                                  (c)      Upon the occurrence of a Change of
Control of the Company followed by termination of the Executive's employment, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) three (3) times the highest annual rate of salary and bonus paid to Executive at any time under this Agreement, or (ii) three (3) times the Executive's average annual compensation from the Company reportable for the federal income tax purposes during the five (5) previous years or such lesser period that Executive has been employed by the Company. At the discretion of the Company, such amount shall be paid in a lump sum or monthly during the three (3) years following termination. Any amounts not paid





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in a lump sum shall be evidenced by a promissory note to reasonable satisfaction to the Executive and shall bear interest at the rate paid by the Company to its primary lender.

                                  (d)      Upon the occurrence of a Change of
Control of the Company, the Company shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, (i) payment of all deferred compensation, if any, and (ii) payment of an amount equal to what Executive would have earned under the current year bonus plan as of the Change of Control.

                                  (e)      Upon the occurrence of a Change of
Control of the Company, the Company will cause to be continued at the Company's expense, life, health, retirement and disability coverage of Executive substantially identical to the coverage maintained by the Company for the Executive prior to his termination. Such coverage shall cease upon the earlier of Executive's employment by another employer or the expiration of the remaining term of this Agreement.

                                  (f)      Notwithstanding any provision of the
Options or any stock option plan of the Company under which the Executive is granted stock options, inconsistent herewith, upon the occurrence of a Change of Control of the Company followed by the termination of Executive's employment, Executive will immediately become vested as to all Options and any other options previously granted to him under any such stock option plan, provided, however, that Executive shall exercise such options not later than the date which is ten (10) years from the date of grant of such stock option.

                                  (g)      Upon the occurrence of a Change of
Control of the Company, the Company will transfer to the Executive all ordinary life insurance contracts on the Executive's life under the Key Man insurance program.

                 G. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the performance of his duties under this Agreement for six consecutive months during any calendar year, and within 30 days after written notice of termination is given (which notice may only be given after the end of such six-month period), the Executive shall not have returned to the performance of his duties under this Agreement, the Company may terminate the Executive's employment under this Agreement for "Disability".

         10.     Compensation upon Termination.

                 (a) Death. If the Executive's employment shall be terminated pursuant to Section 9(A) hereof by reason of his death, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate as a lump sum death benefit within thirty (30) days after the date of death, (i) his full Base Salary through the date of his death in addition to any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy (including accrued vacation and sick leave benefits) then maintained or provided by the Company, or any other agreement between the Executive and the Company, (ii) an amount equal to six months of his current Base Salary at the date of death, and (iii)





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any amounts which the Executive is entitled to pursuant to Section 6 hereof which shall be prorated for such time period until Executive's date of death, and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company's obligations hereunder.

                 (b) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary until the Executive's employment is terminated pursuant to Section 9A(i) hereof. After termination because of his Disability (as defined in Section 9(g)), the company shall pay to Executive as a lump sum death benefit within thirty (30) days after the date of termination, (i) his full Base Salary to the date of disability in addition to any payments he may be entitled to receive pursuant to any pension or employee benefit plan, disability insurance policy or other plan, program or policy then maintained or provided by the Company, or any other agreement between the Executive and the Company, (ii) an amount equal to six months of his current Base Salary at the date of death, and (iii) any amounts which the Executive is entitled to pursuant to Section 6 hereof which shall be prorated through the Executive's date of Disability, and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company's obligations hereunder.

                 (c) Cause. If the Executive's employment shall be terminated by the Company for Cause, or by the Executive for other than Good Reason, the Company shall pay the Executive (i) his full Base Salary to the date of termination in addition to any payments he may be entitled to receive pursuant to any pension or employee benefit plan, disability insurance policy or other plan, program or policy then maintained or provided by the Company, or any other agreement between the Executive and the Company, (ii) any accrued vacation pay or sick leave benefits through the date of termination, and (iii) any amounts which the Executive is entitled to pursuant to Section 6 hereof which shall be prorated for such time period until Executive's date of termination, and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company's obligations hereunder.

                 (d) Termination by the Company without Cause. Upon the termination of Executive's employment, as described in Section 9(D) hereof, the Company shall pay to Executive, or, in the event of his subsequent death, to his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages or both, a lump sum within thirty (30) days after the date of termination equal to the greater of (i) three (3) times the highest annual rate of Base Salary paid to Executive at any time under this Agreement, or (ii) an amount equal to (y) the present value of the payments owed to Executive for the remaining term of this Agreement and (z) any compensation due to Executive pursuant to Section 6 hereof which shall be prorated through the date of termination.

                 (e) Termination by the Executive for Good Reason. In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 9E hereof, the Company shall pay Executive, or, in the event of his subsequent death, to his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum within thirty (30) days after the date of termination equal to the greater of (i) three (3) times the highest annual rate of Base Salary paid to Executive at any time under this Agreement, or (ii) an amount equal to (y) the present value of the payments owed to Executive for the remaining term of this Agreement and (z) any compensation due to Executive pursuant to Section 6 hereof which shall be prorated through the date of termination.





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                 (f)      Termination by the Executive with Notice.  In the
event this Agreement is terminated by the Executive other than pursuant to the provisions of Section 9(E) hereof, the Executive shall be entitled to receive
(i) any accrued, but unpaid, salary, pursuant to Section 3 hereof, (ii) any accrued but unpaid Additional Compensation, and (iii) any declared, but unpaid, Bonus Compensation.

                          Upon the  occurrence of an event of termination as
set forth in Section 9 hereof, the Company will transfer to the Executive all ordinary life insurance contracts on the Executive's life under the Key Man insurance program and the Company will cause to be continued at the Company's expense, health and disability coverage of Executive substantially identical to the coverage maintained by the Company for Executive prior to his termination. Such coverage shall cease upon the earlier of Executive's employment by another employer or the expiration of the remaining term of this Agreement.

                 (g) Termination of Obligations of the Company Upon Payment of Compensation. Upon payment of all amounts and the provision of all other benefits, if any, due the Executive pursuant to the preceding provisions of this Section, the Company shall have no further obligation to the Executive under this Agreement.

         11. Confidential Information. Executive recognizes and acknowledges that the Company has, through the expenditure of substantial time, effort and money, developed and acquired certain confidential information and trade secrets which have become of great value to the Company in its operations. Executive further acknowledges and understands that in the course of performing his duties for the Company, Executive has received and will receive special training and experience, and has had and will have access to the trade secrets and confidential information of the Company. Executive agrees that during the course of his employment and for a period of two (2) years after Executive ceases to be employed by the Company, he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose, to any other person or organization, any of the Company's trade secrets and confidential information, except as required in the course of his employment with the Company or by law. Upon request of the Company and, in any event upon the cessation of Executive's employment with the Company, whether with or without cause, Executive will promptly return all tangible expressions of trade secrets and confidential information in his possession and control and all copies thereof. As used herein, the term "trade secrets and confidential information" shall mean client lists, applicant lists, and other related client and applicant data, computerized compilation of such data, training materials and information, policy and procedure manuals, video and audio recordings of training and operation methods, sales, services, support and marketing practices and operations, advertising themes, formats of advertising and other business methods, and techniques, processes and financial information of the Company, all of which are not generally known to the trade or industry and which will be of competitive use by them. "Trade secrets and confidential information" shall not include intangible information which is generally known and used by persons with training and experience comparable to Executive as of the date of this





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Agreement and all intangible information which is common knowledge in the industry or otherwise legally in the public domain.

                 Executive further agrees that the restrictions set forth in this Section 11 are in addition to, and not in lieu of, any other restrictions or obligations placed upon him, and/or any rights or remedies available to the Company, by any statute or at common law.

         12. Covenant not to Compete. Executive covenants and agrees that, in order to protect the Company's interest in its business, operations and assets during the term of his employment, for a period of two (2) years following the termination of this Agreement (other than a termination by the Company without Justifiable Cause, a termination by the Executive for Reason or a termination by the Company or the Executive following a Change in Control), however the same shall occur, whether voluntary or involuntary, Executive will not, without the prior written consent of the Company, directly or indirectly,

                 A. engage, whether by virtue of stock ownership, management responsibilities or otherwise, in companies, businesses, organizations and for ventures which market or distribute services which are competitive with any of the "Company's Services" (as hereinafter defined) anywhere in the locations within the United States that the Company has a place of business with more than ten (10) employees at the time of termination of this Agreement; or

                 B. become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer, director, employee, salesman, joint venturer, consultant, advisor, independent contractor or otherwise, in any person, firm, partnership, association, venture, corporation or entity engaging directly or indirectly in any of the activities described in Subsection 12A above; or

                 C. knowingly solicit the employment of any of the Company's personnel (as hereinafter defined).

                 For purposes of this Agreement:

                 (i) the term "Company Personnel" shall mean any person employed by the Company at any time through the end of the term of this Agreement, but excluding any person who has left such employment for a continuous period exceeding one (1) year;

                 (ii) the term "Company" shall include any successor in interest whether by sale, merger, liquidation or the like, and any of the Company's subsidiaries and affiliates;

                 (iii) the term "Company's Services" shall mean any present or future (future being limited to the term of this Agreement and any and all extensions thereof) services being marketed or provided by the Company.

                 D. None of the foregoing shall prevent Executive from holding up to two percent (2%) in the aggregate of any class of securities of any entity engaged in the prohibited activities





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described above, provided that, such securities are listed on a national securities exchange or registered under Section 12(g) of the Securities and Exchange Act of 1934.

                 E. If any of the provisions contained in this Section 11 are held to be unenforceable because of the duration of such provision, the geographical area covered thereby, and/or the range of the Company's services protected, the parties agree that the court of competent jurisdiction making such determination shall have the power to reduce or otherwise modify the duration, the geographical area of such provision, and/or the range of the Company's services protected, and, in its reduced or modified form, such provisions shall then be enforceable.

         13.     Remedies in Event of Breach.

                 13.1 Injunctive Relief. Recognizing that irreparable damage will result to the Company in the event of the breach by Executive of any of the covenants and assurances contained in Sections 11 and 12 above, upon the determination of a court of competent jurisdiction that Executive has breached or has attempted or threatened so to breach this Agreement, the Company, in addition to and not by way of limitation of any other rights, remedies or damages available to the Company, at law or in equity, shall be entitled to a temporary and/or permanent injunction in order to prevent or to restrain any such breach or threatened breach, or the continuance of a violation of any of the terms of this Agreement by Executive, or any and all persons directly or indirectly acting for or with him or compelling compliance by specific performance with this Agreement.

                 13.2 Damages. In addition to any injunctive relief that may be granted to the Company or Executive for breach of the Agreement, the Company and Executive shall be entitled to recover all damages, including reasonable attorneys' fees and costs (including paralegal' fees), sustained or incurred by the Company or Executive by reason of a violation or threatened violation of the terms of this Agreement. Executive covenants and agrees that, if he violates any of his covenants or agreements under Section 11 or 12 hereof, the Company shall be entitled to such other rights, remedies and damages to which the Company is or may be entitled at law or in equity or under this Agreement.

         14. Reasonableness. Executive has carefully read and considered the provisions of Sections 11 and 12 hereof and, having done so, agrees that the restrictions set forth in such sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the definition of Company Services set forth therein, are fair and reasonable and are reasonably required for the protection of the interests of the Company, and further that the geographical areas of restriction set forth therein accurately reflect the area in which he will be actively engaged in the performance of services.

         15. No Inconsistent Obligations. Executive represents and warrants that no action required of him under this Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Executive has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

         16. Indemnification. The Company agrees to indemnify Executive to the maximum extent permitted by the laws of the State of Florida including all amendments thereto, if such are applicable, subject, however, to the limitations of other applicable laws, if any.

         17. Notices. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

                   If to the Company:       Streicher Mobile Fueling, Inc.
                                            2720 N.W. 55th Court
                                            Fort Lauderdale, FL   33309
                                            Attention: Chief Financial Officer

                   If to Executive:         Mr. Stanley H. Stretcher
                                            943 Pepperidge Terrace
                                            Boca Raton, FL 33486

         18. Binding Effect and Governing Law. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Agreement shall be binding upon the legal representatives, heirs, distributes, successors and assigns of the parties. The Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Agreement shall be governed by the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                          STREICHER MOBILE FUELING, INC.

                                          By:
                                              -----------------------------
                                                  Stanley H. Streicher
Executive:

By:
    ------------------------------
         Stanley H. Stretcher

                                   EXHIBIT A
                            TO EMPLOYMENT AGREEMENT
                         STREICHER MOBILE FUELING, INC.
                             STANLEY H. STREICHER'S
                           COMPENSATION PLAN (2) (3)

                                                                 EPS (4)(5)    EPS
                        FYE          BASE           OPTIONS        CURRENT     CUM      STOCK PRICE        NET INCOME
                        1/31                       VESTED(1)        YEAR                                   CUMULATIVE
                       ------------------------------------------------------------------------------------------------
                       1998        275,000          200,000          .36         .66        7.25           $2,000,000

                       1999                         200,000          .43        1.09        8.75           $3,000,000

                       2000                         200,000          .52        1.61       10.50           $4,000,000

                       2001                         200,000          .62        2.23       12.50           $5,000,000

                       2002                         200,000          .74        2.97       15.00           $6,000,000


(1) The exercise price of the stock option grant shall be 100% of the initial public offering price
(2) The Executive shall be entitled to participate in any bonus pool adopted by the Company, which shall be based on the Company's pre-tax profit.
(3)      For the year in which the Company attains either (i) the EPS target,
         (ii) the target stock price or (iii) Net Income, any shares not previously released shall be released in addition to the shares released for the applicable year.
(4) Earnings per share (EPS) is defined as net income of the Company as reflected on the company's audited financial statements, without giving any effect to noncash changes associated with the granting or vesting of the Options.
(5) The EPS target will be deemed met if the Company achieves either the per share or the net income levels as set forth above.





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